OTTAWA FINANCIAL CORPORATION  245 Central Avenue, Holland, MI 49423-3298/
                                                            (616)393-7000

                                                                  [OTTAWA LOGO]



FOR IMMEDIATE RELEASE
May 26, 1999

CONTACT:          Douglas J. Iverson, Vice Chairman & CEO
                  (616) 393-7002
                  Jon W. Swets, SVP & CFO
                  (616) 224-2841


                          OTTAWA FINANCIAL CORPORATION
                        DECLARES STOCK AND CASH DIVIDEND


HOLLAND, MICHIGAN, May 26, 1999 - Ottawa Financial Corporation, parent corporation of AmeriBank, Holland, Michigan, declared a 10 percent stock dividend payable on June 30, 1999, to shareholders of record on June 14, 1999. This is the third stock dividend declared by the Corporation in three years. Shareholders will receive one share of common stock for each ten shares of stock they hold on the record date.

The Corporation also has declared a cash dividend of $0.11 per share. The dividend will be payable on June 30, 1999, to shareholders of record on June 14, 1999. The $0.11 per share represents a 10% increase in the cash dividend as it will be paid on all shares including the new shares issued in the 10% stock dividend.

AmeriBank now operates 26 retail banking offices located in six counties in Western Michigan. The Corporation had $919.9 million in assets and $76.3 million in stockholders' equity as of March 31, 1999. The Corporation's stock is traded on the Nasdaq National Market under the symbol "OFCP".


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